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                                                                   EXHIBIT 10.11
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                               PURCHASE AGREEMENT

      THIS AGREEMENT effective August 28, 1997 between Biopure Corporation, 11 Hurley St., Cambridge, MA 02141 (hereafter "Biopure") and INPACO Corporation, 1690 E. Race Street, Allentown, Pennsylvania 18103 (hereafter "INPACO").

                                  WITNESSETH:

      WHEREAS, INPACO has developed and owns certain intellectual property, trade secrets, engineering designs, manufacturing processes and operating information and know-how relating to the design, use and manufacture of the packaging of fluids in polymeric films together with the dispensing fitment devices used to extract the fluidic contents (hereafter the "Technology").

      WHEREAS, INPACO has and may hereafter obtain patent rights on inventions made by INPACO (hereafter the "Patent Rights") related to the Equipment to be licensed to Biopure;

      WHEREAS, Biopure desires to (1) purchase from INPACO the Equipment; (2) to obtain a nonexclusive license for the use of the Technology and the Patent Rights; and (3) have access to additional Technology as may be available after the execution of this Agreement arising from a continuing relationship between the parties.

      NOW THEREFORE, the parties agree as follows:

      1. Defined Terms shall have the meaning set forth in Schedule A, attached hereto and incorporated herein by reference.

      2. INPACO shall sell to Biopure the Equipment for which Biopure shall make payment as follows:

            2.1. Upon execution of this Agreement, Biopure shall pay INPACO the sum of $441,940 with the order; $441,940 when one-half of the Equipment is completed (When the main drive motor is installed); $441,940 prior to shipment of the Equipment; and $147,314 upon installation and start-up of the Equipment. If installation and start-up is delayed by Biopure, final payment will be paid 90 day after the equipment is shipped from Inpaco.


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            2.2. In addition to the payments required under Section 2.1 above,
Biopure shall pay INPACO a Royalty equal to $0.80 per MSI of film Packaging Materials and $0.025 per fitment, for bags produced by Biopure for sale. Should Biopure decide to purchase the Packaging Materials from INPACO, then the Royalty shall be included in the purchase price of the Packaging Materials.

            2.3. Biopure will remit Royalties to INPACO quarterly, no later than 30 days after the close of each calendar quarter, together with an accurate report of the number of units produced and the value of each such unit determined as set forth in Section 2.2 above. Any Royalty not paid by the thirtieth (30th) day following the close of any calendar quarter shall bear interest at the annual rate of five percent (5%) above the prime rate published by the Wall Street Journal, Midwestern Division, on the next business day following the date on which the Royalty was initially due. Royalties shall be paid in U.S. dollars at conversion rates as reported by the Wall Street Journal, Midwestern Division, prevailing on the last business day of each calendar quarter.

            2.4. Biopure's obligation to pay the Royalty to INPACO under this
Section 2 of this Agreement shall continue for so long as there are unexpired Patent Rights or Biopure continues to use the Technology.

            2.5. Biopure shall provide each year a statement prepared by its accounting personnel, no later then January 30 of each year, certifying to the accuracy of the Royalty paid to INPACO during the previous year.

            2.6. Biopure will permit INPACO or INPACO's representatives to audit, inspect and otherwise examine all relevant production records of Biopure to determine the number of units produced for sale at times mutually convenient to both parties. Biopure shall maintain all such records for a period of five
(5) years following the dates on which such production records are created. If as a result of INPACO's audit, inspection or examination of Biopure's records it is determined that the Royalty owed to INPACO during any calendar quarter has been understated by more than two percent (2%), Biopure shall within ten day of demand pay such amount of understated Royalty to INPACO with interest as set forth in Section 2.3 above. In addition thereto, Biopure shall reimburse INPACO the cost of such audit, inspection or examination.

            3. INPACO hereby grants to Biopure, subject to the terms and conditions hereinafter set forth, the right and license to use Equipment, the Technology and the Patent Rights (the "License"). The License is nonexclusive. The License is assignable by Biopure with prior written approval by INPACO. INPACO may withhold written approval if the assignment is to a direct competitor of INPACO or INPACO may withhold approval if the assignee does not assume all commercial conditions of this agreement


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            3.1 INPACO warrants that it is the owner of the Technology and
Patent Rights and that it has the right to enter into this Agreement INPACO shall indemnify and hold harmless Biopure from any claim made by a third party against Biopure based upon or arising out of the infringement or alleged infringement of any patent or other intellectual property rights of any other person relating to the Equipment, the Technology or the Patent Rights, provided, however, that Biopure shall not be entitled to any indemnification provided for under this provision unless Biopure has made all payments due to INPACO under the terms hereof.

      4. Any and all inventions and ideas relating to the Technology conceived by INPACO, whether or not such inventions and ideas are patentable shall be deemed to be developed and owned solely by INPACO. Any such inventions or ideas shall be the property of INPACO and shall be included under the license.

      5. All information disclosed by INPACO to Biopure concerning the subject matter of this Agreement, whether disclosed verbally, by samples, or in writing, shall be considered confidential information. Biopure agrees that said confidential information shall be retained in secret during the term of this Agreement and for a period of five (5) years following any termination of this Agreement and shall not be used for Biopure's own purposes or those of any other person, or disclosed to others, except as otherwise permitted under this agreement, unless the information received:

      a. Was known to Biopure prior to its receipt from INPACO as evidenced by a written document;

      b. was publicly available at the time it was disclosed to Biopure pursuant to the Agreement;

      c.    subsequently becomes publicly available through no fault of Biopure;

      d. is rightfully acquired by Biopure, subsequent to disclosure to it by INPACO, from a third party who is not in breach of a confidentiality obligation regarding such information; or

      e. required to be disclosed to the FDA or equivalent foreign organization pursuant to Biopure's Business or is the subject of a court order or subpoena requiring disclosure.

      5.1 Biopure agrees that a breach of any provision of this Section 5 by Biopure will result in irreparable injury to INPACO. Accordingly, Biopure agrees that INPACO shall be entitled to an immediate accounting and to payment of all proceeds realized by Biopure as a result of such breach and to injunctive relief in any court of competent jurisdiction.


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      6. Unless otherwise terminated, this Agreement shall continue for a period of ten (10) years from the date the Equipment is delivered to Biopure and shall be automatically extended for additional three (3) year periods.

            During the term of this Agreement and for a period of one (1) year following any termination of this Agreement, Biopure shall refrain from the sale of the vertical aseptic pillow type machine of the same design as the Equipment manufactured by a third party.

            Upon the expiration of the term of this Agreement or any termination hereof, the License shall be revoked, become void and be of no further effect.

      7. INPACO warrants the Equipment against defects in material and workmanship under the normal use and service for which it was designed, for a period of one year after date of start-up providing Equipment is stored in accordance with INPACO's recommendations at Biopure' plant. If there is a delay in installation and commissioning of the Equipment, the warranty will be for a maximum of two years from original time of shipment on INPACO manufactured parts only. INPACO's obligation under this warranty being limited to the repair or replacement of material or the correction of material or workmanship of the Equipment shown to INPACO's satisfaction to be defective provided Biopure shall have notified INPACO in writing within 90 days of the discovery of any and all such defects This warranty does not extend to components not manufactured by INPACO. Warranties for component or device manufacturer's standard warranty, INPACO's liability shall be limited to passing through the manufacturer supplied with its product. INPACO hereby disclaims all other express and/or implied warranties. It is further understood that in no event shall INPACO be liable for any punitive, exemplary or consequential damages such as lost profits, lost product, etc., INPACO's total liability being as stated above. INPACO hereby disclaims all other warranties, express or implied including the warranty of merchantability and fitness for a particular purpose, except as specifically set forth above.

Biopure agrees to and will be responsible for operating the Equipment in the manner and configuration for which it is sold and intended. Further Biopure, as the sole manufacturer of the finished product produced by the Equipment, is responsible for and agrees to integrate and operate the Equipment within a total processing, packaging and distribution system which meets all of the laws, regulations and requirements of local, state and federal government which apply to the production of its products.


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      8. The License shall be subject to termination by INPACO, in accordance with the following provisions:

      a. In case any breach or default shall be made in observance or performance of any one or more of the conditions herein contained, or if Biopure shall become insolvent, then and in each such case INPACO shall have the right by notice in writing to Biopure, to terminate the License.

      b. In case Biopure becomes insolvent or bankrupt, or proceeding for the appointment of a receiver against it, or makes or executes any bill of sale, deed of trust or assignment for the benefits of creditors, the license hereby shall thereupon cease and terminate unless INPACO shall upon notice thereof elect otherwise.

      9. If at any time either party should waive its rights due to any breach or default by the other with respect to any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver of other breaches or defaults with respect to or in any manner affect the same or other provision of this Agreement.

      10. INPACO shall not be liable for failure to fulfill any of its obligations under this Agreement, insofar and so long as such failure is caused by strike, lockout, riot, sabotage, accident, trade dispute, war, fire, explosion, flood, power shortage, confiscation, Act of God, or act of any government.

      11. This Agreement contains the entire Agreement between the parties. It may not be changed orally but only by Agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

      12. All the provisions of this Agreement are severable, and in the event any of them shall be held to be invalid in any competent court, this Agreement shall be interpreted as if such invalid portion were not contained herein. In addition thereto, Section 5 and 13 of this Agreement shall survive any termination of this Agreement.

      13. Any and all disputes between the parties relating to or arising under the terms and conditions of this Agreement shall be resolved by final and binding arbitration pursuant to the rules of the American Arbitration Association nearest INPACO. The decision by the arbitrator(s) shall be final and binding upon the parties. In no event shall the arbitrator(s) be authorized to award consequential, direct or indirect, punitive and/or exemplary damages.


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      14. Biopure and INPACO stipulate that this Agreement shall be governed by and construed under and in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws.

INPACO Corporation                        Biopure

/s/ Joseph Premchus                       /s/ Geoffrey J. Filbey
-------------------                       ----------------------
Name                                      Name

V.P. Sales                                V.P. Engineering
-------------------                       ----------------------
Title                                     Title

9-04-97                                   28th Aug '97
-------------------                       ----------------------
Date                                      Date


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                                   SCHEDULE A

Customer:   Biopure Corporation

Address:    11 Hurley Street
            Cambridge, MA

"Technology" means intellectual property, trade secrets, engineering designs, patents, pending patent applications, unfiled patent applications, manufacturing processes, operating information and know-how now and hereafter owned by INPACO relating to the design, manufacture and operation of INPACO's packaging system for the packaging of fluids in polymeric film containers including dispensing fitment and metering devices used to extract fluidic contents.

"Equipment" means Mark II A-FA-Proposal P-578 attached hereto.

"Packaging Materials" means the fitment and film used on the Equipment.

"Patent Rights" means those valid, issued patents owned, licensed to or controlled by INPACO which are listed below and any after acquired and/or issued patents owned, licensed to be controlled by INPACO:

3,894,381   4,246,062 ,   4,452,378 ,   4,767,478 ,  4,779,397 ,   4,695,337 ,
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4,512,136
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